Exhibit 10.4

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is effective as of [•], 2011, by and between Rouse Properties, Inc. (“Rouse”) and Brookfield Asset Management LLC (“Brookfield” and together with Rouse, the “Parties”);

WHEREAS, Rouse and General Growth Properties, Inc. have entered into that certain Separation Agreement (the “Separation Agreement”) dated as of [•], 2011 pursuant to which Rouse shall become a new publicly traded company; and

WHEREAS, Rouse desires to engage Brookfield to provide financial services by seconding two of its employees to Rouse to serve as the Chief Financial Officer and the Vice President, Finance of Rouse for up to a period of one year following the Distribution (as defined in the Separation Agreement) and Brookfield desires to provide two employees to serve Rouse in such capacities.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in herein and other good and valuable consideration, and contingent upon the consummation of the transactions contemplated by the Separation Agreement, the Parties hereby agree as follows:

ARTICLE I

RESPONSIBILITIES OF BROOKFIELD

Section 1.1                                      Provision of Seconded Employees.  Subject to the terms and conditions hereof, Brookfield shall furnish to Rouse during the Term (as defined below) the services of the employees of Brookfield set forth on Exhibit A hereto (the “Seconded Employees”) to perform the job responsibilities and hold the titles set forth on Exhibit A hereto or as otherwise mutually agreed by the Parties in writing.

Section 1.2                                      Term of Agreement.  The term of this Agreement with respect to each Seconded Employee shall commence as of the day following the Distribution Date (as defined in the Separation Agreement) and shall continue in full force and effect with respect to such Seconded Employee until the first (1st) anniversary of the Distribution Date or such earlier date as may be agreed by the Parties (the “Term”).  Notwithstanding the foregoing, Rouse or Brookfield may terminate this Agreement on not less than thirty (30) days written notice to Brookfield or Rouse, as the case may be.

Section 1.3                                      Status of Seconded Employees.

(a)                                          Seconded Employees providing services to Rouse under this Agreement shall at all times remain employees of Brookfield.  Rouse shall have the right to have Brookfield remove any Seconded Employee as a service provider to Rouse.

(b)                                         All Seconded Employees shall, during the period of their secondment, be subject to supervision and control by Rouse.  In particular, Rouse shall determine what tasks Seconded Employees shall perform.  Certain Seconded Employees shall hold supervisory positions and, in such capacity (unless otherwise determined by Rouse), shall control and determine the procedures to be followed by other Seconded Employees regarding the time, place and manner of performance of work for Rouse by Seconded Employees; provided, however, that such Seconded Employees having supervisory responsibilities shall adhere to all of Rouse’s policies, practices and contractual obligations unless otherwise mutually agreed by the Parties.

Section 1.4                                      Employee Benefits Matters.  Throughout the Term all Seconded Employees shall participate in the employee benefit programs that Brookfield generally makes available to similarly situated employees from time to time.  The Seconded Employees will not participate in Rouse’s employee benefit programs.

ARTICLE II

RESPONSIBILITIES OF ROUSE

Section 2.1                                      Reimbursement of Costs.

(a)                                  Rouse shall pay Brookfield all Service Costs as defined in and in accordance with the methodology set forth on Exhibit B hereto arising under or relating to the provision of services of Seconded Employees during the Term.

(b)                                 Brookfield shall supply Rouse with an invoice of all Service Costs on a monthly basis.  Payment shall be made by Rouse of these amounts invoiced via wire transfer of immediately available funds into a bank account designated by Brookfield within fifteen (15) days following the date the invoice.

ARTICLE III

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 3.1                                      Indemnification of Brookfield.  All Seconded Employees shall, during the period of their secondment, be subject to supervision and control by Rouse.  Rouse shall indemnify and hold Brookfield, its affiliates and their respective officers, directors, employees (including Seconded Employees to the extent entitled to indemnification by Brookfield) and agents harmless from all liabilities relating to or arising from the provision of services of Seconded Employees (other than acts or omissions of Seconded Employees and the provision of compensation and benefits to Seconded Employees which Rouse is required to pay to Brookfield pursuant to Section 2.1 hereof).

Section 3.2                                      Indemnification of Rouse.  Brookfield shall indemnify and hold Rouse, its affiliates and their respective officers, directors, employees and agents harmless from all liabilities relating to or arising from the gross negligence or willful misconduct of Brookfield (other than acts or omissions of Seconded Employees) with respect to Seconded Employees during their secondment.  The maximum amount of the aggregate liability of Brookfield under this Section 3.2 will be equal to the amounts paid in respect of Services pursuant to this Agreement.

ARTICLE IV

RELATIONSHIP OF PARTIES

Section 4.1                                      Delivery of Information; Cooperation Between the Parties.  The Parties shall provide each other with all such information and materials reasonably necessary to effect the Parties’ prompt and complete performance of their duties and obligations under this Agreement.  The Parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

Section 4.2                                      Confidentiality.  All materials delivered by Rouse to Brookfield or Brookfield to Rouse pursuant to this Agreement shall be treated as confidential information unless required to be disclosed pursuant to law or an order of a court of competent jurisdiction.  The terms of this Section 4.2 shall survive termination of this Agreement.

Section 4.3                                      Contractor Relationship.

(a)                                          The Parties stipulate and agree that Brookfield and each Seconded Employee is an independent contractor with respect to its, his or her duties to Rouse for all payroll, benefit and workers compensation purposes.

(b)                                         Unless otherwise agreed by the Parties, neither Rouse nor Brookfield shall represent to any party that any Seconded Employee is an employee of Rouse, or that such Seconded Employee’s relationship to Rouse is other than that of an independent contractor for purposes described in Section 4.3(a).

Section 4.4                                      Compliance with Law.  Brookfield and its employees (other than Seconded Employees), and any contractors, subcontractors and other agents engaged by Brookfield, shall comply with all applicable laws in connection with the employment or termination of employment of Seconded Employees.

ARTICLE V

MISCELLANEOUS

Section 5.1                                      Governing Law.  This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law rules which might result in the application of the laws of another jurisdiction.  Each party hereby unconditionally and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City.

Section 5.2                                      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.2):

(a)                                          if to Brookfield:

Brookfield Asset Management LLC

200 Vesey Street, Suite 100

New York, NY

10281

Attention:         Brett Fox

Facsimile:         (212) 417-7272

(b)                                         if to Rouse:

Rouse Properties, Inc.

1114 Avenue of the Americas, Suite 2800
New York, N.Y.

10110

Attention:         Michael McNaughton

a copy of all notices should also be sent to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, NY 10153
Attention:      Matthew Bloch
Facsimile:      (212) 310-8007

Section 5.3                                      Waiver of Jury Trial.  Each of the Parties hereto hereby waives the right to a trial by jury in any proceeding or litigation brought against any other Party with respect to this Agreement or the transactions contemplated herein.  Each Party represents that this waiver is made knowingly and voluntarily after consultation with and upon advice of counsel and is a material part of this Agreement.

Section 5.4                                      Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 5.5                                      No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Brookfield and Rouse and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person or entity.  No Seconded Employee, beneficiary or dependent of a Seconded Employee or other person shall be regarded for any purpose as a third party beneficiary of this Agreement.

Section 5.6                                      Entire Agreement.  This Agreement (including the Exhibits hereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter hereof.

Section 5.7                                      Assignment.  This Agreement shall inure to the benefit of and be binding on the successors, assigns and legal representatives of each of the Parties; provided that no Party shall assign this Agreement without the written consent of each of the other Parties and any attempted assignment without said consent shall be null, void and without any effect ab initio; and provided, further, that no such assignment by either Party shall release the assignor from its obligations hereunder.

Section 5.8                                      Amendment; Waivers.  This Agreement may not be amended, modified or any provision waived, except by an instrument in writing signed by the Party or an executive officer of a corporate Party against whom enforcement of the amendment, modification or waiver is sought.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waive of the performance of any other act or an identical act required to be performed at a later time.

Section 5.9                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Services Agreement to be signed as of the date first above written.

BROOKFIELD ASSET MANAGEMENT LLC

By:
Name:	Brett Fox
Title:	Vice - President

ROUSE PROPERTIES, INC.

By:
Name:	Michael McNaughton
Title:	Chief Operating Officer

EXHIBIT A

Seconded Employees

Name	Function	Reporting Officer
Rael Diamond	Chief Financial Officer	Chief Executive Officer
Timothy Salvemini	Vice President, Finance	Chief Financial Officer

EXHIBIT B

Service Costs

Rouse shall reimburse Brookfield for the following amounts (“Service Costs”) actually paid by Brookfield with respect to Seconded Employees during their secondment.  The monthly cost of these services is estimated to be $88,000 (approximately $52,000 for the CFO and $36,000 for the VP Finance):

•                  Salary

•                  Bonus for 2012, pro-rated based upon period of service

•                  Employee benefit expenses, including medical, dental, vision, prescription drug, life insurance, short- and long-term disability insurance and accidental death and disability insurance

•                  Long-term incentive costs, pro-rated based upon period of service during the vesting period